(TRANSACT TECHNOLOGIES INCORPORATED LOGO)


                          TRANSACT TECHNOLOGIES REPORTS
                           SECOND QUARTER 2005 RESULTS

Wallingford, CT, August 4, 2005 - TransAct Technologies Incorporated (Nasdaq:
TACT), a leading producer of transaction-based printers for customers worldwide, today announced financial results for the three months ended June 30, 2005.

Revenues for the second quarter of 2005 were $12.3 million, compared to $14.7 million in the same period a year ago. The Company earned net income for the second quarter of 2005 of $0.3 million compared to net income of $1.5 million in the same period of 2004. Earnings per share for the three months ended June 30, 2005 were $0.03 per diluted share compared to $0.14 per diluted share in the same period a year ago.

Revenues for the six months ended June 30, 2005 were $24.4 million, compared to $29.8 million in the same period a year ago. The Company earned net income for the first half of 2005 of $0.4 million compared to net income of $2.8 million in the comparable year-ago period. Earnings per share for the first half of 2005 were $0.04 per diluted share compared to $0.25 per diluted share in the same period a year ago.

Gaming and Lottery

Gaming and Lottery revenue for the second quarter of 2005 was $6.0 million compared to $7.6 million in the same period of 2004. Despite the continued weakness in the domestic gaming market, overall gaming revenue, excluding lottery, was down only 8% versus the second quarter of 2004 and up 53% over the first quarter of 2005. These results were due to TransAct's increasing worldwide gaming market share from growing acceptance of the newly launched Epic 950(TM) casino printer and growth of over 300% in international gaming sales compared to the same quarter of last year. Lottery revenue, excluding gaming sales, was down approximately $1.0 million compared to the same quarter of last year due to the timing of orders from our lottery customer, GTECH. Lottery revenues are expected to increase in the latter part of the second half of 2005.

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

POS and Banking

POS and Banking revenue was $3.2 million in the second quarter of 2005 compared to $4.6 million in the second quarter of 2004. POS revenue, excluding banking, increased 12% compared to the second quarter of 2004, largely due to increasing sales of the new line of thermal printers and increasing sales in the international markets. This was the second quarter in a row of increasing year-over-year revenue growth in the POS market. Banking revenue, excluding POS, declined significantly compared to the same quarter of 2004, as the business is project oriented and the Company benefited from shipments of banking printers to two large financial institutions in 2004 that did not recur in 2005. However, TransAct announced in late June of this year that a top-tier financial services company selected the Company's BANKjet(R) 1500 printers for use at up to 6,000 of their bank teller stations. The Company shipped a small number of these units in the second quarter of 2005 with the remainder of units expected to ship in the third quarter of 2005.

TransAct Services Group

Revenue from the TransAct Services Group, which includes spare parts, consumables and services, was $3.2 million in the second quarter of 2005, a 27% increase from $2.5 million in the year-ago period and a 21% increase over the first quarter of 2005. This growth reflects the Company's growing installed base of printers and continued increased focus on the after-market business.

Operations and Finance

Steven A. DeMartino, Executive Vice President and Chief Financial Officer of TransAct Technologies, commented, "Our management team continued its focus on controlling our costs while also implementing our strategic initiative to drive future revenue growth. Gross margin improved to 34.5% from 30.6% in the first quarter of 2005 due to favorable product mix, as well as continued product cost improvements. Operating expenses were in line with our expectations as the strategic investments we made to our sales, marketing and engineering functions are substantially complete."

Mr. DeMartino continued, "As part of our stock repurchase program authorized by
our Board of Directors in March   , 2005, during the second quarter we
repurchased 122,000 shares of our common stock for $984,000 at an average price per share of $8.07."

Looking Forward

Mr. Shuldman said, "The first half of the year was impacted by the significant decline in the domestic gaming market and project-oriented banking business. Even with this decline, we continued to focus on our growth initiatives, which included the introduction of four new products for the POS market, the expansion of international sales across all of our business units and expanding sales in our TransAct Services Group. While we are not expecting a recovery in the domestic gaming market at least through the third quarter, we are projecting revenue in the second half of 2005 to be higher than it was in the first half of the year. And once the domestic gaming market recovers, we have positioned TransAct for additional market share growth."

Mr. Shuldman concluded, "In the third quarter of 2005, we anticipate revenues will be between $14.5 million and $15.5 million, and we expect net income for the third quarter of 2005 will be in the range of $0.06 to $0.08 per diluted share."


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Investor Conference Call / Webcast Details

TransAct will review detailed second quarter 2005 results and forward looking guidance during a conference call today at 5:00PM EDT. The conference call-in number is 201-689-8261. A replay of the call will be available from 8:00PM EDT on Thursday, August 4 through midnight EDT on Thursday, August 11 by telephone at (201) 612-7415. The account number to access the replay is 3055 and the password is 157835. Investors can also access the conference call via a live webcast on the Company's website at www.transact-tech.com. A replay of the call will be archived on that website for one week.

About TransAct Technologies Incorporated

TransAct (Nasdaq: TACT) designs, develops, manufactures and markets transaction-based printers under the ithaca(R) brand name. In addition, the Company markets related consumables, spare parts and service. The Company's printers are used worldwide to provide receipts, tickets, coupons, register journals and other documents. TransAct focuses on two core markets: point-of-sale (POS) and banking, and gaming and lottery. TransAct sells its products to original equipment manufacturers, value-added resellers and selected distributors, as well as directly to end-users. The Company's product distribution spans across the Americas, Europe, the Middle East, Africa, the Caribbean Islands and the South Pacific. For further information, visit TransAct's web site located at www.transact-tech.com.

FOR TransAct Technologies:

Steve DeMartino, Chief Financial Officer, 203-269-1198 Ext. 6059 or David Pasquale, 646-536-7006, or Denise Roche, 646-536-7008, both with The Ruth Group

                                     # # #
Forward-Looking Statements:

Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe", "project" or "continue" or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on significant vendors; the ability to recruit and retain quality employees as the Company grows; dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe and Latin America; economic and political conditions in the United States, Australia, New Zealand, Europe and Latin America; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; the absence of price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; and the outcome of lawsuits between TransAct and FutureLogic, Inc. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.



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
                       TRANSACT TECHNOLOGIES INCORPORATED
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                             Three months ended             Six months ended
(In thousands, except per share amounts)          June 30,                      June 30,
                                           ----------------------       -----------------------
                                             2005          2004           2005           2004
                                           --------      --------       --------       --------
Net sales                                  $ 12,346      $ 14,694       $ 24,382       $ 29,769
Cost of sales                                 8,092         9,077         16,451         18,734
                                           --------      --------       --------       --------

Gross profit                                  4,254         5,617          7,931         11,035
                                           --------      --------       --------       --------

Operating expenses:
  Engineering, design and product
   development                                  739           548          1,470          1,162
  Selling and marketing                       1,547         1,218          2,896          2,580
  General and administrative                  1,590         1,563          2,954          2,895
                                           --------      --------       --------       --------
                                              3,876         3,329          7,320          6,637
                                           --------      --------       --------       --------

Operating income                                378         2,288            611          4,398
                                           --------      --------       --------       --------

Other income (expense):
  Interest, net                                  20            (2)            40            (12)
  Other, net                                     16             2             15             (1)
                                           --------      --------       --------       --------
                                                 36            --             55            (13)
                                           --------      --------       --------       --------

Income before income taxes                      414         2,288            666          4,385
Income tax provision                            147           823            236          1,578
                                           --------      --------       --------       --------

Net income                                 $    267      $  1,465       $    430       $  2,807
                                           ========      ========       ========       ========

Net income available to common
shareholders                               $    267      $  1,421       $    430       $  2,578

Net income per common share:

  Basic                                    $   0.03      $   0.15       $   0.04       $   0.28
  Diluted                                  $   0.03      $   0.14       $   0.04       $   0.25

Shares used in per share calculation:

  Basic                                       9,970         9,620          9,990          9,292
  Diluted                                    10,246        10,447         10,379         10,133


               SUPPLEMENTAL INFORMATION - SALES BY BUSINESS UNIT:

                                             Three months ended             Six months ended
                                                   June 30,                     June 30,
                                             2005          2004           2005           2004
                                           --------      --------       --------       --------
Point of sale and banking                  $  3,155      $  4,623       $  7,109       $  9,629
Gaming and lottery                            6,027         7,574         11,498         15,182
TransAct services group                       3,164         2,497          5,775          4,958
                                           --------      --------       --------       --------
  Total net sales                          $ 12,346      $ 14,694       $ 24,382       $ 29,769
                                           ========      ========       ========       ========


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
                       TRANSACT TECHNOLOGIES INCORPORATED
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                 JUNE 30,      December 31,
(In thousands)                                     2005            2004
                                                 --------       --------
ASSETS:
Current assets:

  Cash and cash equivalents                      $  4,741       $  8,628
  Receivables, net                                  9,666          8,910
  Inventories                                       7,916          8,074
  Refundable income taxes                             510            510
  Deferred tax assets                               2,419          2,370
  Other current assets                                427            586
                                                 --------       --------
   Total current assets                            25,679         29,078
                                                 --------       --------

Fixed assets, net                                   3,881          3,177
Goodwill, net                                       1,469          1,469
Deferred tax assets                                   334            274
Other assets                                          558            101
                                                 --------       --------
                                                    6,242          5,021
                                                 --------       --------
  Total assets                                   $ 31,921       $ 34,099
                                                 ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
  Accounts payable                               $  2,427       $  3,804
  Accrued liabilities                               3,523          3,812
  Accrued restructuring                               420            420
  Deferred revenue                                    357            717
                                                 --------       --------
   Total current liabilities                        6,727          8,753
                                                 --------       --------

Accrued restructuring                                 811          1,034
Accrued product warranty                              128            153
Deferred revenue                                      352            444
                                                 --------       --------
                                                    1,291          1,631
                                                 --------       --------
  Total liabilities                                 8,018         10,384
                                                 --------       --------

Shareholders' equity:
  Common stock                                        102            100
  Additional paid-in capital                       19,207         17,401
  Retained earnings                                 7,542          7,112
  Unamortized restricted stock compensation        (2,090)        (1,067)
  Accumulated other comprehensive income              126            169
  Treasury stock, at cost                            (984)            --
                                                 --------       --------
   Total shareholders' equity                      23,903         23,715
                                                 --------       --------
                                                 $ 31,921       $ 34,099
                                                 ========       ========


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